UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 21, 2008

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03       Creation of a Direct Financial Obligation

Extension of lease on main operating facility

On December 21, 2008, the Company signed a five-year lease extension, effective July 1, 2009, for its main operations facility with similar terms to its existing lease.  This extension includes an option giving the Company the right to terminate effective June 30, 2010.

Item 5.02       Compensatory Arrangements of Certain Officers

Adoption of 2009 Bonus Plan

On January 2, 2009, the Board of Directors approved the Angeion Corporation 2009 Management Incentive Bonus Plan (the “2009 Bonus Plan”).

The 2009 Bonus Plan provides for the payment of cash compensation to eligible employees, including the Company’s executive officers, upon achievement of predetermined objectives.  Payouts under the 2009 Bonus Plan will be based on achievement of two separate measurements:

(i) Pre-tax income before equity-based compensation (that is net pre-tax income prior to any FAS 123R expense incurred for equity grants) (50% weighting); and

(ii) Total Angeion revenue (50% weighting).

There is a threshold, a target and a maximum for each of the two measurements under the 2009 Bonus Plan.  In order to receive an amount greater than the target under either metric, the Company must achieve at least the threshold level in the other metric.  The Board of Directors believes this was important to encourage the Company’s employees to focus on both revenue growth as well as pretax income.

Consistent with the terms of their previously disclosed employment agreements, if target financial performance is achieved in each metric, Mr. Young would receive a bonus of 42.5% of his base salary, or $133,705, and Mr. Kullback would receive a bonus of 25% of his base salary, or $50,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: January 8, 2009	By	/s/ William J. Kullback
William J. Kullback
Chief Financial Officer